Contact: Nicole L'Huillier

802-985-1362

nicolel @vtbear.com

For Immediate Release

Vermont Teddy Bear Co.® reports decline in Q2 profits with 20% increase in revenues: Valentine's Day orders up 29%

Shelburne, VT - February 14, 2005 -The Vermont Teddy Bear Company® (NASDAQ: BEAR) today reported net revenues of $16.1 million for the three months ended December 31, 2004, an increase of approximately 20.3 percent as compared to net revenues of $13.4 million for the same period last year. Net income available to common stockholders for this second quarter was $251,000, or $.04 per diluted common share, as compared to net income available to common stockholders of $372,000, or $.07 per diluted share, for the same quarter last year.

Revenues in the first half of fiscal year 2005 increased approximately 21.1 percent to $22.3 million from $18.4 million in the same six-month period last year. The Company reported net income available to common stockholders of $78,000 in the first half of fiscal year 2005, or $.01 per diluted common share, as compared to net income of $189,000, or $.04 per diluted common share, reported for the first half of last year.

The increase in net revenues in the second quarter is primarily attributable to increased revenues in the PajamaGram segment, and additional revenues contributed by the Calyx & Corolla floral delivery business segment and the BearGram segment. These increases were partially offset by decreased revenue in the Company's Retail Store operations.

"Our focus at this time is on accelerated revenue growth as we seek to gain market share in the gift delivery market with our highly successful PajamaGram gift concept", said President and CEO Elisabeth Robert. "While our profits are down slightly in the first half of this year as we continue to invest in new product lines and new marketing channels, we seek to achieve year over year growth in both revenues and profits."

Total orders for the first 13 days of February, this year's Valentine's Day selling season, increased 29 percent. The Company received a total of approximately 178,000 orders during the period this year, versus 139,000 last year. The 39,000 additional orders included an increase of approximately 27,000 orders in the PajamaGram segment, an increase of 108 percent. The Company also received approximately 12,000 more BearGram orders, or 12 percent, for the Valentine's Day selling season this year as compared to last. Calyx and TastyGram orders for the period were flat to last year.

As a result of the controversy surrounding one of its Valentine's Day product offerings, the Crazy-for-You Bear, the Company received Valentine's Day orders this year well in advance of its normal selling season. The controversy began on January 12 when national media first reported the campaign of mental health advocates to have the bear removed from the market. While the Company agreed to withdraw the product from future holiday offerings, it declined to pull the bear from its 2005 Valentine's Day lineup and the Crazy-for-You bear sold out on February 3.

Because of the one-time nature of the advance Valentine's Day orders this year, the Company is also reporting orders received for the period January 1 through February 13, 2005 as compared to orders received during this extended period last year. The Company received 214,000 orders for the six-week period this year versus 161,000 orders last year, an increase of 33%. The 53,000 additional orders received this year included approximately 21,000 additional BearGram orders, an increase of 18%, 31,000 additional PajamaGram orders, an increase of 113%, and 1,000 more Calyx orders, an increase of 5%.

The Company does not report Valentine's Day sales results for its retail store outlets as these are typically not material to overall Valentine's Day results.

Consolidated gross margin in the three months ended December 31, 2004 increased to approximately $9.1 million from $7.7 million in the comparable period last year. In the quarter, the gross margin dollar contribution from the PajamaGram, BearGram and Calyx segments more than offset a gross margin decrease in the Retail Store segment resulting from lower sales in this segment. Gross margin as a percentage of net revenues decreased to 56.4 percent in the second quarter from 57.1 percent in the same period last year. The Company achieved a gross margin percentage point increase of 2.3 points in the PajamaGram segment as a result of the Company's transition to private labeled goods imported directly from suppliers in Asia. The increase was offset by decreases of 1.1 points in the BearGram segment and 1.8 points in the Calyx segment as a result of increases in package delivery costs and costs associated with the expansion of the fulfillment center. The Company recently doubled the size of its fulfillment center on its Shelburne, Vermont campus to 120,000 square feet. The additional 60,000 square feet came online October 1, 2004, allowing the company to expand its pick, pack and ship operation in time for increased sales volume at the Christmas/Holiday and Valentine's Day selling seasons and consolidate 25,000 square feet of off site warehousing.

Marketing and selling expenses increased to approximately $6.7 million in the second quarter of fiscal 2005 from $5.2 million in the second quarter of last year. The $1.5 million increase is primarily attributed to increased PajamaGram radio and catalog advertising costs as well as additional radio advertising costs in the BearGram segment and additional catalog costs in the Calyx segments. Call center and customer service costs increased as the result of increased sales volume. Product development and design costs related to developing the PajamaGram product line also increased in the second quarter. Marketing and selling costs as a percentage of net revenues increased to 41.6 percent in the second quarter of fiscal 2005 from 38.9 percent in the quarter last year. Radio advertising costs in the BearGram segment and catalog costs in the Calyx segment increased as a percentage of net revenues in each segment for the three-month period ended December 31, 2004. These increases were partially offset in this period by a decrease in PajamaGram advertising costs as a percentage of net revenues.

General and Administrative expenses increased to $1.7 million for the three month period ended December 31, 2004 from $1.5 million as the result of increased legal fees, increased order processing fees related to higher sales volume, and increased employee benefit, building maintenance and telephone costs. The increase in legal fees is attributed to increased activity in conducting discovery and preparing for a possible trial in the Company's New York lease dispute that is more fully described in the Company's reports 10-K and 10-Q on file with the Securities and Exchange Commission. However, G&A decreased to 10.6 percent of net revenues from 11.1 percent in the same period last year.

A Vermont Teddy Bear Company Bear-Gram gift is a popular alternative to sending flowers. Each Bear-Gram gift includes a customized Vermont Teddy Bear accompanied by a personal greeting card and candy treat, all packaged in a colorful gift box with an air hole. Orders are placed by calling 1-800-829-BEAR or by shopping at Vermontteddybear.com.

The PajamaGram Company is a gift delivery service where customers can pamper their loved ones by sending pajamas and spa products in luxurious packaging by calling 1-800-GIVE-PJS or shopping at PajamaGram.com.

The TastyGram Company specializes in the delivery of creatively packaged, deliciously presented gourmet foods and sweets by calling

1-800-82-TASTY or shopping at TastyGram.com.

Calyx & Corolla delivers premium direct-from-the-grower floral gifts through its catalog, by phone at 1-800-800-7788 or online at Calyxandcorolla.com.

The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from those suggested by the statements above.

---More---

	THE VERMONT TEDDY BEAR CO., INC.
	Condensed Consolidated Statements of Income
	For the Three and Six Months Ended December 31, 2004 and 2003
	(Unaudited)
	Three Months Ended		Six Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Net Revenues	$ 16,128,443	$ 13,410,319	$ 22,265,987	$ 18,389,971
Cost of Goods Sold	7,038,054	5,746,506	10,214,108	7,964,033
Gross Profit	9,090,389	7,663,813	12,051,879	10,425,938

Operating Expenses:
Marketing and Selling Expenses	6,709,909	5,218,754	8,508,747	6,999,618
General and Administrative Expenses	1,709,478	1,484,051	2,927,277	2,556,981
	8,419,387	6,702,805	11,436,024	9,556,599
Operating Income	671,002	961,008	615,855	869,339
Interest Income	3,126	5,735	10,704	17,760
Interest Expense	(167,775)	(184,069)	(328,514)	(337,305)
Other Income	4,060	1,754	5,977	2,242
Income Before Income Taxes	510,413	784,428	304,022	552,036
Income Tax Provision	(208,759)	(356,204)	(124,345)	(261,673)
Net Income	301,654	428,224	179,677	290,363
Preferred Stock Dividends	(50,913)	(51,816)	(101,826)	(82,859)
Accretion of Original Issue Discount	0	(4,530)	0	(18,153)
Net Income Available to Common Stockholders	$ 250,741	$ 371,878	$ 77,851	$ 189,351

Basic Net Income Per Common Share	$0.05	$0.08	$0.02	$0.04

Diluted Net Income Per Common Share	$0.04	$0.07	$0.01	$0.04

Weighted Average Number of Shares Outstanding	5,012,242	4,902,902	5,009,121	4,883,728

Weighted Average Number of Diluted
Common Shares Outstanding	6,312,550	6,243,958	5,523,777	5,330,463

	December 31,	June 30,	December 31,
	2004	2004	2003
	(unaudited)		(unaudited)

Cash and Cash Equivalents	$ 4,939,150	$ 6,586,571	$ 4,188,451
Current Assets	14,544,865	12,831,098	12,462,792
Total Assets	28,778,668	27,312,738	27,242,929

Current Liabilities	9,628,225	7,879,743	9,163,805
Long Term Debt	6,324,860	6,754,669	7,140,265
Series C Preferred	93,042	93,042	93,042
Series D Preferred	2,510,616	2,510,274	2,510,616

Stockholders' Equity	10,221,925	10,075,010	8,335,201

	# # #